                                                                    Exhibit 99.1

          NEWS FROM

          [FEDERAL SIGNAL
          CORPORATION LOGO]
          REGENCY TOWERS, 1415 W. 22ND ST., OAK BROOK, ILLINOIS 60523

--------------------------------------------------------------------------------


CONTACT: Stephanie Kushner                              RELEASE DATE:  IMMEDIATE
         630-954-2020


                      FEDERAL SIGNAL CORPORATION ANNOUNCES
               FIRST PHASE OF STRATEGIC RESTRUCTURING INITIATIVES
         Actions expected to improve company's competitive positioning, enhance productivity, and drive profitable growth

Oak Brook, Illinois, June 30, 2004 - Federal Signal Corporation (NYSE: FSS) today announced the implementation of the first steps of a broad restructuring initiative identified earlier this year. The plan is aimed at enhancing the company's competitive profile and creating a solid foundation for annual revenue growth targeted in the high single digits. The measures announced today address three key issues: improving the profitability of the Fire Rescue Group and refuse truck body business, divesting non-strategic business activities, and improving the company's overhead cost structure. The company has initiated seven restructuring transactions during the second quarter, and expects to announce others before year-end.

Robert D. Welding, president and chief executive officer, stated, "Through a combination of divestitures, plant consolidations, and product rationalization moves, we will reduce the scope of our product offerings, exit businesses where we lack competitive advantage sufficient to achieve our growth targets, and unwind ourselves from activities that are not creating shareholder value. This will provide us with a stronger, more focused platform on which to build our company." The company's proactive plan to redefine its business and streamline its operational structure occurs after six months of evaluation of the company's portfolio of products and services. Welding added, "Our goal is to create a portfolio of businesses that can achieve sustained, profitable revenue growth, to the point that economic returns comfortably exceed the cost of capital going forward. We believe we can do this by focusing our attention on fewer businesses that exhibit strong inherent growth characteristics and significant competitive advantages either in technology, product design or distribution."

The initiatives include the following restructuring plans and divestitures:

FIRE RESCUE GROUP

     o Closure of Preble, New York plant - The company will close its 120,000 square foot production facilities in Preble, New York and consolidate US production of fire rescue vehicles into its Ocala, Florida operations. The consolidation is possible because successful lean manufacturing initiatives have reduced manufacturing space requirements throughout the Fire Rescue Group, and because of progress being made to rationalize and structure the company's broad array of vehicle configurations. The consolidation will be complete before year-end and will reduce fixed costs by about $3 million per year beginning in 2005. The closure of the Preble plants and the disposition of excess assets are expected to result in after-tax restructuring charges aggregating $4.1 million in 2004.

     o Sale of interest in Plastisol B.V. Holdings - The company has signed a definitive agreement to sell its 54% majority ownership interest in Plastisol B.V. Holdings to its minority partner. The company acquired the ownership interest in 2001. Plastisol manufactures glassfiber reinforced polyester (GRP) fire truck cabs and bodies mainly for the European and Asian markets. Plastisol incurred a small loss on revenue of $14 million in 2003. The company has determined this business to be non-strategic, and will realize an after-tax loss of approximately $4.2 million on the sale. The transaction is expected to close in the third quarter of 2004.

REFUSE RESTRUCTURING

     o Sale of Kelowna components production site - The company is in discussions with respect to the sale of its Kelowna production facility in British Columbia to a management-led buyout group. The Kelowna facility, which produces components for Class 8 trucks and also supplied certain components for Wittke refuse truck bodies, was acquired as part of the Wittke refuse truck acquisition in 2002. Wittke has outsourced the majority of its refuse body component parts previously produced in Kelowna to third party providers. There is expected to be no material income statement impact from this transaction.

     o Closure of Leach production facility - The company has made a tentative decision to close its Leach production facility in Oshkosh, Wisconsin, and consolidate production of rear-loading refuse vehicles into its facility in Medicine Hat, Alberta. Concurrent with this move, production of Wittke Road Wizard sweepers will be transferred to the company's sweeper plant in Elgin, Illinois. The Refuse Customer and Technical Center will remain in Oshkosh to support our customer base in the United States. This consolidation is expected to improve pre-tax income by $7-8 million per year and position this business to achieve an acceptable profit level. The company is discussing the closure plans with the United Auto Workers, who represent the Leach employees, and is in discussion with provincial and local Canadian leadership regarding the terms of the expansion of the Medicine Hat activities. Assuming successful resolution of these negotiations, the company expects to complete the plant closure and transfer production by early 2005. Total restructuring charges associated with this consolidation are estimated at $7.6 million after tax.

OTHER TRANSACTIONS

     o Safety Storage Inc. joint venture - On June 28, 2004, the company concluded the sale of its 30% minority ownership interest in Safety Storage, Inc. to the majority owner. Safety Storage makes mobile buildings for the off-site storage of hazardous waste. Federal Signal has experienced modest annual net losses on its minority share totaling $1.3 million since the joint venture was formed in 1999. The company is selling its share at a nominal value, and will incur a $2.9 million after-tax loss on the transaction.

     o Leasing portfolio - In 2001, the company made the strategic decision to exit the leasing business for industrial customers. This business, at its peak, represented approximately 20% of the company's total lease portfolio. The taxable leasing business has been in run-off mode since the 2001 decision, and now totals $26 million, or about 10% of the total portfolio. The company is in discussions to sell a $10 million portion of the open leases to a financial institution; proceeds will be used to pay down debt. The company expects the industrial portfolio to continue to decline during the balance of 2004, and will otherwise focus on growing its non-taxable portfolio.

     o Dayton France manufacturing consolidation - The company will cease manufacturing activities at Dayton France and consolidate production into its facility in Portugal, which started up in 2003. The transfer is part of a broader plan to reduce fixed overhead and shift the manufacturing footprint to lower-cost locations. The closure will result in after-tax
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        restructuring charges of $.9 million, about half of which is cash;
        payback on the transaction is less than eighteen months.

FINANCIAL IMPLICATIONS

In total, the net financial impact of the aforementioned transactions is estimated to result in $20 million of after-tax charges, and generate $5 million in cash, which will be applied to reduce outstanding debt. The quarter by quarter financial implications will depend on specific transaction details, such as the timing of plant closures, and will be communicated over the next several quarters.

"These initiatives mark phase one of our transformation. Our end goal is to create a business that is more narrowly focused than it is today and better suited to generate long-term shareholder value," said Welding. "We will continue to systematically rationalize our product lines and refine our business processes in the coming year. We are entering a 'shrink-to-grow' phase of our history, and I look forward to leading a leaner and more focused company as we now turn our attention to growth initiatives."



The company will host a conference call tomorrow, Thursday, July 1st, at 9:30 a.m. Eastern Time to discuss its first phase of strategic restructuring initiatives. The conference call will be available to all interested parties through a webcast from the company's website, www.federalsignal.com. If you are unable to participate during the live webcast, the call will be archived on the company's website shortly after the conclusion of the call through July 31st.

Federal Signal is a global manufacturer of leading niche products in four operating groups: environmental vehicles and related products, fire rescue vehicles, safety and signaling products, and consumable industrial tooling. Based in Oak Brook, Illinois, the company's shares are traded on the New York Stock Exchange under the symbol FSS.

This release contains various forward-looking statements as of the date hereof and we undertake no obligation to update these statements regardless of new developments or otherwise. Statements in this release that are not historical are forward-looking statements. Such statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Such risks and uncertainties include but are not limited to: economic conditions in various regions, product and price competition, supplier and raw material prices, foreign currency exchange rate changes, interest rate changes, increased legal expenses and litigation results, legal and regulatory developments such as the FIRE Act grant program and other risks and uncertainties described in filings with the Securities and Exchange Commission.

                                   # # # # # #

FEDERAL SIGNAL CORPORATION
SUMMARY OF ESTIMATED AFTER-TAX RESTRUCTURING CHARGES
 AND LOSSES ON DIVESTITURES (1)

                                                                Estimated After-
                                           Estimated After-             Tax Cash
(in millions of $)                             Tax (Charge)  (Cost)/Proceeds (2)
                                               ------------  -------------------
Closure of Preble, NY plant                          $(4.1)               $(2.5)
Sale of interest in Plastisol B.V. Holdings           (4.2)                 2.4
Sale of Kelowna components production site              --                   --
Closure of Leach production facility                  (7.6)                (4.4)
Safety Storage Inc. joint venture divestiture         (2.9)                  --
Leasing portfolio                                      (.4)                 9.8
Dayton France manufacturing consolidation              (.9)                 (.5)
                                                     ------                ----
Total                                                $(20.1)               $4.8
                                                     ======                ====


(1) estimates of after-tax charges and cash costs are for the related identified action and are expected to be recognized or incurred during the period beginning with the second quarter of 2004 and ending with the fourth quarter of 2005

(2) estimated cash costs do not include estimated net proceeds from sales of properties and equipment from plant closures